Exhibit 23.6


                         CONSENT OF INDEPENDENT AUDITORS

                  We consent to the use of our report dated February 3, 1999, except for note 15, as to which the date is February 15, 1999 with respect to the financial statements and schedules of NAC Re Corp. included in the Annual Report (Form 10-K) of XL Capital Ltd for the year ended December 31, 2000, filed with the Securities and Exchange Commission and incorporated by reference in the Registration Statement (Form S-3) of XL Capital Ltd and related Prospectus for the registration of securities with an initial offering price of $1,500,000,000.

/s/ Ernst & Young LLP
ERNST & YOUNG LLP


New York, New York
October 19, 2001